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                                                                   Exhibit 99.1

                                     Contact:    Rivian Bell
                                                 (310) 827-2327
                                                 (888) 477-4319 (24-hour pager)
                                                 jdicomm@ix.netcom.com

FOR IMMEDIATE RELEASE

                  LAMONTS TERMINATES DISCUSSIONS WITH TROUTMAN

                 RETAILER MOVES STOCKHOLDER MEETING TO JULY 16,
                     REDUCES QUORUM REQUIREMENTS FOR MEETING


         KIRKLAND, WASH. - July 6, 1999 - Lamonts Apparel, Inc. (OTC:LMNT) announced today that it has terminated potential merger discussions with Dallas Troutman and Troutman Investment Company. Discussions with Troutman commenced in January 1999 when Troutman Investment purchased approximately one-third of Lamonts' stock, which was subsequently transferred to Mr. Troutman's personal ownership.

         The company also reported today that it intends to hold its annual stockholder meeting, previously scheduled for July 9, 1999, on Friday, July 16, 1999 at 4:00 p.m. PDT at the company's headquarters in Kirkland, Wash.

         The meeting has been postponed in order to enhance the likelihood that a quorum will be present. For this meeting only, Lamonts has also reduced its quorum requirement from representation by a majority of outstanding shares entitled to vote to the minimum requirement under Delaware law, namely representation by one-third of the shares entitled to vote.

         The record date remains May 17, 1999. The purposes for which the meeting is being held remain the same as those listed in the company's Notice of Annual Meeting of June 4, 1999. Stockholders should address questions about the meeting to the company's proxy solicitors at MacKenzie Partners, Inc., at

                                     -MORE-

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Lamonts Terminates Troutman Discussions -- 2-2-2

(800) 322-2885 or (212) 929-5500 (collect calls for Lamonts accepted).

         Lamonts Apparel, Inc. operates 38 family apparel stores in Alaska, Idaho, Oregon, Utah, and Washington. The company is well-known in the Northwest as a retailer of such brand name apparel as Alfred Dunner, Byer of California, Bugle Boy, Lee, Levi, Liz Claiborne, Nike, Ocean Pacific, OshKosh, Rafaella, Sag Harbor, and Woolrich. Lamonts is headquartered in Kirkland, Wash. in the greater Seattle area and employs approximately 1,500 people.

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